EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ZAP Jonway Secures Up to US$16.33 Million in Bank Lines, Outlines Expansion Strategy

SANTA ROSA, California (September 15, 2011) – Zhejiang Jonway Automobile Co., Ltd. (“Jonway Automobile”), a majority-owned subsidiary of ZAP Jonway (OTC BB: ZAAP), a growing manufacturer of electric vehicles, announced today that it is approved for two credit facilities for a total of $16.33 million in available credit. These credit facilities will be used to support the company’s expansion plans, with emphasis on its electric vehicle production line facilities in China. The credit will also help advance new electric vehicle initiatives, launch new strategic global sales and marketing operations, bolster infrastructure, and finance working capital.

Jonway Automobile, a Sanmen, China based manufacturer of the 3 and 5-door A380 SUV, entered into a Credit Granting Agreement with the Taizhou Branch of China Merchants Bank for a revolving credit line in the aggregate amount of RMB21 million (US$3.28 million) from a total of RMB40 million (US$6.25 million) that is available through China Merchants Bank. Additionally, Jonway Automobile was also approved for a credit line in the aggregate amount of RMB64.5 million (US$10.08 million) from the Taizhou Branch of Everbright Bank of China. Both credit facilities when drawn down will be secured by lands owned by Jonway Automobile and guaranteed by Jonway Group, headquartered in Taizhou. ZAP Jonway is a supplier of all-electric vehicles (EVs) to the military, government and corporations and an early pioneer of electric motorcycles, scooters and ATVs.

With this credit line, specifically, Jonway Automobile intends to expand its manufacturing operations at its Sanmen, China factory to add production lines for its EV A380 as well as future models.  This includes on-going working capital needs, EV production equipment requirements, testing, homologation and new EV product molds.

ZAP Jonway has a distribution network of over 300 dealers and sub dealers, as well as 230 customer service center partners in every province of China. ZAP Jonway is adding a special EV sales force in Shanghai to address fleet sales to government institutions and business corporations.

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in ZAP's periodic reports filed with the Securities and Exchange Commission.

Contact

ZAP Jonway USA
Alex Campbell, +1-707-525-8658 ext. 241
press@zapworld.com